Exhibit 10.1

Genesee & Wyoming Inc.

Amended and Restated 2004 Deferred Compensation Plan

Master Plan Document

Effective January 1, 2009

Genesee & Wyoming Inc.

Amended and Restated 2004 Deferred Compensation Plan

Master Plan Document

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Genesee & Wyoming Inc.

Amended and Restated 2004 Deferred Compensation Plan

Master Plan Document

ARTICLE 8	Death Benefit	19

8.1	Death Benefit	19
8.2	Payment of Death Benefit	19

ARTICLE 9	Beneficiary Designation	19

9.1	Beneficiary	19
9.2	Beneficiary Designation; Change; Spousal Consent	20
9.3	Acknowledgement	20
9.4	No Beneficiary Designation	20
9.5	Doubt as to Beneficiary	20
9.6	Discharge of Obligations	20

ARTICLE 10	Leave of Absence	20

10.1	Paid Leave of Absence	20
10.2	Unpaid Leave of Absence	20

ARTICLE 11	Termination of Plan, Amendment or Modification	21

11.1	Termination of Plan	21
11.2	Amendment	21
11.3	Plan Agreement	21
11.4	Effect of Payment	21
11.5	No Amendment That Violates Section 409A	21

ARTICLE 12	Administration	21

12.1	Committee Duties	21
12.2	Administration Upon Change In Control	22
12.3	Agents	22
12.4	Binding Effect of Decisions	22
12.5	Indemnity of Committee	22
12.6	Employer Information	23

ARTICLE 13	Other Benefits and Agreements	23

13.1	Coordination with Other Benefits	23

ARTICLE 14	Claims Procedures	23
14.1	Presentation of Claim	23
14.2	Notification of Decision	23
14.3	Review of Denied Claim	24

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Genesee & Wyoming Inc.

Amended and Restated 2004 Deferred Compensation Plan

Master Plan Document

14.4	Decision on Review	24
14.5	Legal Action	24

ARTICLE 15	Trust	25

15.1	Establishment of the Trust	25
15.2	Interrelationship of the Plan and the Trust	25
15.3	Distributions From the Trust	25

ARTICLE 16	Miscellaneous	25

16.1	Status of Plan	25
16.2	Unsecured General Creditor	25
16.3	Employer’s Liability	25
16.4	Nonassignability	25
16.5	Not a Contract of Employment	26
16.6	Furnishing Information	26
16.7	Terms	26
16.8	Captions	26
16.9	Governing Law	26
16.10	Notice	26
16.11	Successors	26
16.12	Spouse’s Interest	26
16.13	Validity	27
16.14	Incompetent	27
16.15	Domestic Relations Orders	27
16.16	Distribution in the Event of Income Inclusion Under Code Section 409A	27
16.17	Deduction Limitation on Benefit Payments	27
16.18	Insurance	27

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Genesee & Wyoming Inc.

Amended and Restated 2004 Deferred Compensation Plan

Master Plan Document

GENESEE & WYOMING INC.

AMENDED AND RESTATED 2004 DEFERRED COMPENSATION PLAN

Effective as amended and restated January 1, 2009

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees and Directors who contribute to the continued growth, development and future business success of Genesee & Wyoming Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury Regulations and guidance, and shall be operated and interpreted in accordance with this intention.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan. If a Participant is both an Employee and a Director and participates in this Plan in each capacity, then separate Account Balances (and separate Annual Accounts, if applicable) shall be established for such Participant as a device for the measurement and determination of the (a) amounts deferred under this Plan that are attributable to the Participant’s status as an Employee, and (b) amounts deferred under this Plan that are attributable to the Participant’s status as a Director.

1.2	“Annual Account” shall mean, with respect to a Participant for a given Plan Year, an entry on the records of the Employer equal to (a) the sum of the Participant’s Annual Deferral Amount, Company Contribution Amount and Company Restoration Matching Amount for such Plan Year, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3	“Annual Deferral Amount” shall mean, with respect to a Participant for a given Plan Year, that portion of a Participant’s Base Salary, Bonus and Director Fees that a Participant defers in accordance with Article 3 for such Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.4	“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of this Plan. The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. The amount of the first annual payment shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or around each anniversary of such Benefit Distribution Date. For purposes of this Plan and Code Section 409A and related Treasury Regulations, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.5	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee (or its designated agent) to designate one or more Beneficiaries.

1.8	“Benefit Distribution Date” shall mean the date or the event that triggers distribution of all or a portion of a Participant’s vested Account Balance, as elected by the Participant in connection with his or her commencement of participation in this Plan or as otherwise provided by this Plan. The Benefit Distribution Date selected by the Participant may be any one of the following:

(a)	a specified Plan Year (in accordance with the provisions of Section 4.1 or 4.2);

(b)	the date of the Participant’s Separation from Service (in accordance with the provisions of Section 5.1); or

(c)	the earlier of (i) a specified Plan Year (in accordance with the provisions of Section 4.1 or 4.2), or (ii) the date of the Participant’s Separation from Service (in accordance with the provisions of Section 5.1).

If a Participant does not make any election with respect to the Benefit Distribution Date in connection with his or her commencement of participation in this Plan, then such Participant shall be deemed to have elected that his or her Benefit Distribution Date be the date of his or her Separation from Service.

If prior to January 1, 2009, a Participant selected the Participant’s attainment of a specified age as his or her Benefit Distribution Date, then as of January 1, 2009, such Participant shall be deemed to have selected this Plan Year in which the Particpant reaches that specified age as his or her Benefit Distribution Date.

1.9	“Board” shall mean the board of directors of the Company.

1.10	“Bonus” shall mean any compensation, in addition to Base Salary earned by a Participant under any Employer’s annual bonus or cash incentive plans.

1.11	“Change In Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.

In order for an event described below to constitute a Change In Control with respect to a Participant, except as otherwise provided in Section 1.11(b)(ii), the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treasury Regulations Section 1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treasury Regulations Section 1.409A-3(i)(5)(ii)(A)(3).

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a)	A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 75% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of Section 1.11(b), and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)	the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 50% or more of the total voting power of the stock of such corporation, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5)(vi). If a person or group is considered to possess 50% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)	the date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treasury Regulations Section 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c)	A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5)(vii), including such a transfer of the corporation’s assets pursuant to shareholder-approved liquidation and dissolution of the corporation. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5)(vii)(B).

Notwithstanding the foregoing, a “change in the ownership” or “change in the effective control” of the Company pursuant to Section 1.11(a) or Section 1.11(b)(i) shall not consitute a Change In Control for purposes hereof if (i) the combined voting power of shares beneficially owned by (A) the Company’s executive officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) then in office (the “Executive Officer Shares”), (B) Mortimer B. Fuller and/or Sue Fuller and their lineal descendants (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer shares, exceeds 35% of the combined voting power of the Company’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of the Company’s outstanding securities, and (ii) the Company remains subject to the reporting requirements of the Exchange Act.

1.12	“Claimant” shall have the meaning set forth in Section 14.1.

1.13	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.14	“Committee” shall mean the committee described in Article 12.

1.15	“Company” shall mean Genesee & Wyoming Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16	“Company Contribution Amount” shall mean, with respect to a Participant for a given Plan Year, the amount credited to the Participant’s Annual Account for such Plan Year pursuant to and in an amount determined in accordance with Section 3.5.

1.17	“Company Restoration Matching Amount” shall mean, with respect to a Participant for a given Plan Year, the amount credited to the Participant’s Annual Account for such Plan Year pursuant to and in an amount determined in accordance with Section 3.6.

1.18	“Death Benefit” shall mean the benefit set forth in Article 8.

1.19	“Director” shall mean any member of the board of directors of any Employer.

1.20	“Director Fees” shall mean the annual fees earned by a Director from any Employer, including retainer fees and meetings fees, as compensation for serving on a board of directors or committee at the request of the Employer.

1.21	“Disability” or “Disabled” shall mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.22	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.23	“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee (or its designated agent) to make an election under this Plan.

1.24	“Employee” shall mean a person who is an employee of any Employer.

1.25	“Employer(s)” shall be defined as follows:

(a)	Except as otherwise provided in Section 1.23(b), the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in this Plan.

(b)	For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)	the entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)

all other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the

Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulations Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.26	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27	“401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.28	“Participant” shall mean any Employee or Director (i) who is selected to participate in this Plan, (ii) whose executed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee (or its designated agent), and (iii) whose Plan Agreement has not terminated.

1.29	“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treasury Regulations Section 1.409A-1(e).

1.30	“Plan” shall mean this Genesee & Wyoming Inc. Amended and Restated 2004 Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

1.31	“Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of this Plan and which may establish additional terms or conditions of Plan participation for a Participant. Unless otherwise determined by the Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in this Plan or limit the benefits otherwise provided under this Plan.

1.32	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33	“Retirement,” “Retire(s)” or “Retired” shall mean with respect to a Participant who is an Employee, a Separation from Service on or after the attainment of age 62, and shall mean with respect to a Participant who is a Director, a Separation from Service. If a Participant is both an Employee and a Director and participates in this Plan in each capacity, (a) the determination of whether the Participant qualifies for Retirement as an Employee shall be made when the Participant experiences a Separation from Service as an Employee and such determination shall only apply to the applicable portion of the Participant’s Account Balance for amounts deferred under this Plan as an Employee, and (b) the determination of whether the Participant qualifies for Retirement as a Director shall be made at the time the Participant experiences a Separation from Service as a Director and such determination shall only apply to the applicable portion of the Participant’s Account Balance for amounts deferred under this Plan as a Director.

1.34	“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treasury Regulations Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)	For a Participant who provides services to an Employer as an Employee, except as otherwise provided in Section 1.32(c), a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)	For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in Section 1.32(c), a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)

For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in Sections 1.32(a) and (b), respectively. Similarly, if a

Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in Sections 1.32(a) and (b).

Notwithstanding the foregoing provisions of this Section 1.32(c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treasury Regulations Section 1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.35	“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treasury Regulations Section 1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a)	the Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treasury Regulations Section 1.415(c)-2(a) without regard to (i) any safe harbor provided in Treasury Regulations Section 1.415(c)-2(d), (ii) any of the special timing rules provided in Treasury Regulations Section 1.415(c)-2(e), and (iii) any of the special rules provided in Treasury Regulations Section 1.415(c)-2(g); and

(b)	each Participant who is among the individuals identified as a “key employee” in accordance with Section 1.33(a) shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.

1.36	“Treasury Regulations” shall mean all final and temporary treasury regulations promulgated under the Code.

1.37	“Trust” shall mean one or more trusts established by the Company in accordance with Article 15.

1.38	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances and in accordance with Code Section 409A and related Treasury Regulations.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in this Plan shall be limited to a select group of management and highly compensated Employees and Directors of an Employer, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole and absolute discretion, which Employees and Directors may participate in this Plan.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.

(a)	As a condition to participation, each Director or selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan. In addition, subject to the requirements of Section 3.3, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)	Each selected Employee or Director who is eligible to participate in this Plan shall commence participation in this Plan on the date that the Committee determines that the Employee or Director has met all enrollment requirements set forth in this Plan and required by the Committee, including the return of all required documents to the Committee (or its designated agent) within the specified time period.

(c)	If an Employee or a Director fails to meet all of the requirements established by the Committee within the period required, that Employee or Director shall not be eligible to participate in this Plan during such Plan Year.

ARTICLE 3

Deferral Commitments/Company Contribution Amounts/

Company Restoration Matching Amounts/Vesting/Crediting/Taxes

3.1	Minimum Deferrals. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, a stated amount or percentage of his or her Base Salary, Bonus and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary and/or Bonus	$2,000 aggregate
Director Fees	No Minimum

If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero. If a Participant’s actual Bonus for a Plan Year is less than the amount that he or she elected to defer for such Plan Year, then only the full actual amount of the actual Bonus shall be deferred for that Plan Year.

3.2	Maximum Deferral.

(a)	Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	50%
Bonus	100%
Director Fees	100%

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.3 and Code Section 409A and related Treasury Regulations, the maximum amount of the Participant’s Base Salary, Bonus, or Director Fees that may be deferred by the Participant for this Plan Year shall be determined by applying the percentages set forth in Section 3.2(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.

3.3	Timing of Deferral Elections; Effect of Election Form.

(a)	General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.3, in order for a Participant to make a valid election to defer Base Salary and/or Bonus, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding this Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.3(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.3(c).

(b)	Timing of Deferral Elections for Newly Eligible Plan Participants. A Director or selected Employee who first becomes eligible to participate in this Plan on or after the beginning of a Plan Year, as determined in accordance with Treasury Regulations Section 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treasury Regulations Section 1.409A-1(c)(2), may be permitted to make an election to defer the portion of Base Salary, Bonus, and/or Director Fees attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in this Plan.

If a deferral election made in accordance with this Section 3.3(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made and becomes irrevocable, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.3(b) shall become irrevocable no later than the 30th day after the date the Director or selected Employee becomes eligible to participate in this Plan.

(c)	Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described in this Section 3.3(c), the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than six months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.3(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.3(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)	Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treasury Regulations Section 1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.3(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

3.4	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to a Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.5	Company Contribution Amount.

(a)	For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)	For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee.

(c)	If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.28, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.6	Company Restoration Matching Amount. The Committee, in its sole and absolute discretion, may, but shall not be required to, make a Company Restoration Matching Account contribution for a Participant for any Plan Year. If the Committee decides to make such a contribution for a Participant for a given Plan Year, the Participant’s Company Restoration Matching Amount for such Plan Year shall be the amount determined by the Committee, in its sole and absolute discretion, to make up for certain limits applicable to the 401(k) Plan or other qualified plan for such Plan Year, as identified by the Committee, or for such other purposes as determined by the Committee, in its sole and absolute discretion. The amount so credited to a Participant under this Plan for any Plan Year (i) may be smaller or larger than the amount credited to any other Participant, and (ii) may differ from the amount credited to such Participant in the preceding Plan Year. A Participant’s Company Restoration Matching Amount, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee. The amount (or the method or formula for determining the amount) of a Participant’s Company Restoration Matching Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.28, no later than the date on which such Company Restoration Matching Amount is credited to the applicable Annual Account of the Participant.

3.7	Vesting.

(a)	A Participant shall at all times be one hundred percent (100%) vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8.

(b)	A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8, in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall be one hundred percent (100%) vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8.

(c)	A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Restoration Matching Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8, in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Restoration Matching Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.8, if the Participant remains continuously employed by his or her Employer following the date that such Company Restoration Matching Amount is credited to the Participant’s Annual Account in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1 year	0%
1 year or more, but less than 2	33%
2 years or more, but less than 3	67%
3 years or more	100%

(d)	Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change In Control, or upon a Participant’s Disability, becoming eligible for Retirement, or death prior to Separation from Service, any amounts that are not vested in accordance with Sections 3.7(b) or (c) shall immediately become one hundred percent (100%) vested (to the extent that they are not already vested).

(e)	Notwithstanding Section 3.7(d) above, the vesting schedules described in Sections 3.7(b) and (c) shall not be accelerated upon a Change In Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event of such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G. In such case, the Committee must provide to the Participant within ninety (90) days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

(f)	Section 3.7(e) shall not prevent the acceleration of the vesting schedules described in Sections 3.7(b) and (c) if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code Section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer.

3.8	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole and absolute discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee, in its sole and absolute discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole and absolute discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.

(b)	Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 for a given Plan Year shall elect, on the Election Form, one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Annual Account for that Plan Year. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole and absolute discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee (or its designated agent) that is accepted by the Committee (or its designated agent), to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in this Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.8(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(c)	Proportionate Allocation. In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance to be allocated/reallocated to each Measurement Fund, and the allocations to all Measurement Funds shall total one hundred percent (100%).

(d)	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined by the Committee, in its sole and absolute discretion, on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.9	FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9(a)

(b)	Company Restoration Matching Amounts and Company Contribution Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Restoration Matching Amounts and/or Company Contribution Amounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the vested portion of the Participant’s Company Restoration Matching Amount or Company Contribution Amount, as applicable, in order to comply with this Section 3.9(b).

(c)	Distributions. The Participant’s Employer(s) or the Trustee of the Trust shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s) or the Trustee of the Trust in connection with such payments, in amounts and in the manner determined by the Employer(s) or the Trustee of the Trust, in each case in their sole and absolute discretion.

ARTICLE 4

Scheduled Distributions; Unforeseeable Emergencies

4.1	Scheduled Distributions. A Participant, in connection with his or her deferral election in accordance with Section 3.3 for a given Plan Year may elect, on the Election Form, a distribution with respect to all or a portion of his or her Annual Deferral Amounts for that Plan Year in the form of a lump-sum payment, calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this Section (a “Scheduled Distribution”). The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than three Plan Years after the end of this Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.

Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60)-day period commencing immediately after the Benefit Distribution Date. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in this Plan Year commencing January 1, 2009, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2013, and the Scheduled Distribution would be paid out during the sixty (60)-day period commencing immediately after such Benefit Distribution Date.

4.2	Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 and to have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.2. In order to make such an election, the Participant must submit an Election Form to the Committee in accordance with the following criteria:

(a)	the election must be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution; and

(b)	the new Benefit Distribution Date selected by the Participant for such Scheduled Distribution must be the first day of a Plan Year that is no sooner than five years after the previously designated Benefit Distribution Date.

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

4.3	Other Benefits Take Precedence Over Scheduled Distributions. Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles 5 through 8, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of this Plan and not in accordance with this Article 4.

4.4	Unforeseeable Emergencies.

(a)

If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event described in Articles 4 through 8, as applicable, the Participant may petition the Committee to receive a partial or full payout from this

Plan. The payout, if any, from this Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from this Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole discretion, approves a Participant’s petition for payout from this Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than sixty (60) days after such Benefit Distribution Date. In addition, in the event of such approval the Participant’s outstanding deferral elections under this Plan shall be cancelled.

(b)	A Participant’s deferral elections under this Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan pursuant to Treasury Regulations Section 1.401(k)-1(d)(3).

ARTICLE 5

Benefit Payable Upon Separation from Service

5.1	Designation of Form of Payment.

(a)	A Participant, in connection with his or her deferral election in accordance with Section 3.3 for a given Plan Year may elect, on the Election Form, to receive a distribution with respect to all or a portion of his or her Annual Deferral Amounts for that Plan Year upon the Participant’s Separation from Servive (a “Separation Distribution”), in (i) a lump sum, or (ii) in the event that the Participant’s Separation from Service qualifies as a Retirement under this Plan, pursuant to an Annual Installment Method of up to fifteen (15) years,. If a Participant does not make any election with respect to a Separation Distribution, then such Participant shall be deemed to have elected to receive the Separation Distribution as a lump sum.

(b)	A Participant may change the form of payment for the Separation Distribution by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	the election shall not take effect until at least 12 months after the date on which the election is made; and

(ii)	the new Benefit Distribution Date for the Participant’s benefit shall be five years after the Benefit Distribution Date that would otherwise have been applicable to such benefit.

For purposes of applying the provisions of this Section 5.1(b), a Participant’s election to change the form of payment for the Separation Benefit in the event of Retirement shall not be considered to be made until the date on which the election becomes irrevocable. Subject to the requirements of this Section 5.1(b), the Election Form most recently accepted by the Committee that has become effective shall govern the form of payout of the Participant’s Separation Benefit in the event of Retirement.

5.2	Retirement. If a Participant experiences a Separation from Service that qualifies as a Retirement under this Plan, the Participant shall receive his or her vested Account Balance in either a lump sum or pursuant to the Annual Installment Method, as elected by the Participant in accordance with Section 5.1 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the six-month period immediately following the date on which the Participant Retires if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant Retires; provided, however, if a Participant changes the form of distribution for the Retirement Benefit in accordance with Section 5.1(b), the Benefit Distribution Date for the Retirement Benefit shall be determined in accordance with Section 5.1(b). The lump-sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Participant’s Benefit Distribution Date. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the Participant’s Benefit Distribution Date.

5.3	Other Separation from Service. If a Participant experiences a Separation from Service that does not qualify as a Retirement under this Plan, the Participant shall receive his or her vested Account Balance in a lump sum (the “Other Separation Benefit”), regardless of the form elected by the Participant pursuant to Section 5.1. A Participant’s Other Separation Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the six-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service. The lump-sum payment shall be made no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 6

Change In Control Benefit

6.1	Change In Control Benefit. A Participant, in connection with his or her commencement of participation in this Plan, shall have an opportunity to irrevocably elect to receive his or her vested Account Balance in the form of a lump-sum payment in the event that a Change In Control occurs prior to the Participant’s Separation from Service, Disability or death (the “Change In Control Benefit”). The Benefit Distribution Date for the Change In Control Benefit, if any, shall be the date on which the Change In Control occurs.

If a Participant elects not to receive a Change In Control Benefit, or fails to make an election in connection with his or her commencement of participation in this Plan, the Participant’s Account Balance shall be paid in accordance with the other applicable provisions of this Plan.

6.2	Payment of Change In Control Benefit. The Change In Control Benefit, if any, shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 7

Disability Benefit

7.1	Disability Benefit. If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles 4 through 6, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump-sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

7.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than sixty (60) days after the date on which the Participant becomes Disabled.

ARTICLE 8

Death Benefit

8.1	Death Benefit. If a Participant dies prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in a lump-sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date of the Participant’s death.

8.2	Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than sixty (60) days after the Participant’s Benefit Distribution Date, and is subject to the Committee being provided with proof of the Participant’s death that is satisfactory to the Committee.

ARTICLE 9

Beneficiary Designation

9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under this Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary(ies) by completing and signing a Beneficiary Designation Form, and returning it to the Committee (or its designated agent). A Participant shall have the right to change his or her Beneficiary(ies) by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole and absolute discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee (or its designated agent). Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee (or its designated agent) prior to the Participant’s death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee (or its designated agent).

9.4	No Beneficiary Designation. If a Participant fails to designate any Beneficiary(ies) as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under this Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion to the extent permissible under Code Section 409A and related Treasury Regulations, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction in accordance with Treasury Regulations Section 1.409A-3(g).

9.6	Discharge of Obligations. The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

Leave of Absence

10.1	Paid Leave of Absence. If a Participant is authorized by his or her Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (i) the Participant shall continue to be considered eligible for the benefits provided under this Plan, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2	Unpaid Leave of Absence. If a Participant is authorized by his or her Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under this Plan. If the Participant returns to employment during this Plan Year in which the unpaid leave of absence commenced, then the Annual Deferral Amount shall continue to be withheld upon the Participant’s return to employment for the remainder of such Plan Year in accordance with Section 3.3 above.

ARTICLE 11

Termination of Plan, Amendment or Modification

11.1	Termination of Plan. Although the Company anticipates that it will continue this Plan for an indefinite period of time, there is no guarantee that any particular Employer will continue its participation in this Plan or will not terminate its participation in this Plan at any time in the future. Accordingly, each Employer reserves the right to terminate this Plan with respect to all of its Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new company contributions. However, after this Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to this Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account Balances pursuant to Section 3.8. The Measurement Funds available to Participants following the termination of this Plan shall be comparable in number and type to those Measurement Funds available to Participants in this Plan Year preceding this Plan Year in which this Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in this Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of this Plan. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix), the Employer may provide that upon termination of this Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treasury Regulations Section 1.409A-3(j)(4)(ix).

11.2	Amendment. An Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective.

11.3	Plan Agreement. Despite the provisions of Section 11.1 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

11.4	Effect of Payment. The full payment of a Participant’s vested Account Balance in accordance with the applicable provisions of this Plan shall completely discharge all obligations to such Participant and his or her designated Beneficiary(ies) under this Plan, and the Participant’s Plan Agreement shall terminate.

11.5	No Amendment That Violates Section 409A. Notwithstanding Section 11.2, (i) no amendment or modification shall be effective if such amendment or modification would result in a violation of the requirements of Code Section 409A and related Treasury Regulations, and (iii) no amendment or modification of this Section 11.5 shall be effective.

ARTICLE 12

Administration

12.1	Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by the Committee, which shall consist of the entire Board, or such other persons as the Board shall appoint thereto. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2	Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change In Control. Within one hundred and twenty (120) days following a Change In Control, an independent third party “Administrator” may be selected by the individual who, immediately prior to the Change In Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”), and approved by the Trustee. The Committee, as constituted prior to the Change In Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one hundred and twenty (120) day period following the Change In Control. If an independent third party is not selected within one hundred and twenty (120) days of such Change In Control, the Committee, as described in Section 12.1, shall be the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of this Plan and the interpretation of this Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change In Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for this Plan or Trust. Upon and after the occurrence of a Change In Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to this Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Separation from Service, Disability or death of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change In Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change In Control, the Administrator may not be terminated by the Company.

12.3	Agents. In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4	Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

12.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any individual to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such individual or the Administrator.

12.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to this Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13

Other Benefits and Agreements

13.1	Coordination with Other Benefits. The benefits provided to a Participant and his or her Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for the Employees or Directors of the Participant’s Employer. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

14.3	Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole and absolute discretion, may grant.

14.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

14.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15

Trust

15.1	Establishment of the Trust. In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under this Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under this Plan (the “Trust”).

15.2	Interrelationship of this Plan and the Trust. The provisions of this Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under this Plan.

15.3	Distributions From the Trust. Each Employer’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1	Status of Plan. This Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). This Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury Regulations and guidance.

16.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by this Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under this Plan except as expressly provided in this Plan and his or her Plan Agreement.

16.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment or service between any Employer and a Participant. Such employment or service is hereby acknowledged to be an “at will” employment or service relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment or other agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6	Furnishing Information. A Participant or his or her Beneficiary(ies) will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

16.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Genesee & Wyoming Inc.
Attn: Shayne Magdoff
1200-C Scottsville Rd
Rochester, NY 14624

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Plan for such payment amount.

16.15	Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under this Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under this Plan to such spouse or former spouse.

16.16	Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from this Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

16.17	Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulations Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.8. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treasury Regulations Section 1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.

16.18	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole and absolute discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 31, 2008.

GENESEE & WYOMING INC.

By:	/s/ Matthew C. Brush
Title:	Chief Human Resources Officer